                                   EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                              CROWELL & CO., INC.
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


                                                      Year ended December 31,
                                                      ------------------------
                                                         1995           1994

NET INCOME (LOSS)                                     $(703,480)     $  407,711)

PREFERRED STOCK DIVIDENDS                                80,952          80,952
                                                     ----------      ----------

    NET INCOME (LOSS) AVAILABLE TO COMMON
          SHAREHOLDERS                                $(784,432)     $  326,759
                                                      ==========     ==========

EARNINGS PER COMMON SHARE:
Weighted average number of common shares
    outstanding                                       2,520,835       2,520,835
Primary earnings per share
Income (loss) from continuing operations              ($    .33)     $      .07
Income from discontinued operations                         .02             .06
                                                     ----------      ----------

NET INCOME (LOSS) PER COMMON SHARE                    ($    .31)     $      .13
                                                     ==========      ==========
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